STATEMENT OF DESIGNATION
                                       OF
            8% NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES 1996
                                       OF
                        BANKUNITED FINANCIAL CORPORATION

         BankUnited Financial Corporation (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, in accordance with the provisions of Section 607.0602 thereof and Article VI the Corporation's Articles of Incorporation, DOES HEREBY CERTIFY:

         That pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, said Board of Directors acting at a meeting thereof adopted resolutions providing for the issuance of 1,000,000 shares of the Corporation's Preferred Stock, $.01 par value, "8% Noncumulative Convertible Preferred Stock, Series 1996," which resolutions are as follows:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation, the Board of Directors does hereby provide for and authorize the issuance of 1,000,000 shares of the Preferred Stock, $.01 par value, of the Corporation, of the presently authorized but unissued shares of Preferred Stock (the "Preferred Stock") to be designated "8% Noncumulative Convertible Preferred Stock, Series 1996" (the "Series 1996 Preferred Stock"). The number of shares constituting the Series 1996 Preferred Stock may be increased or decreased from time to time by a vote of not less than a majority of the Board of Directors of the Corporation then in office; PROVIDED, that no decrease shall reduce the number of shares of the Series 1996 Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights or warrants to purchase Series 1996 Preferred Stock or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of the Series 1996 Preferred Stock. The voting powers, designations, preferences, and relative, participating, optional or other special rights of the Series 1996 Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

         1.       DIVIDENDS.

                  (a) The holders of the Series 1996 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for payment, noncumulative cash dividends, payable quarterly in arrears, at the rate of $1.20 per share per annum. Dividends, when declared on the Series 1996 Preferred Stock, shall have accrued from the date of issuance or thereafter, from the most recent date on which dividends were payable and be payable quarterly on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"), commencing on December 31, 1996; PROVIDED, HOWEVER, that if any such day is a non-business day, the Dividend Payment Date will be the next business day. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Corporation on such record dates, not more than 30 calendar days and not less than 10 calendar days preceding the Dividend Payment Date therefor, as determined by the Board of Directors (each of such dates a "Record Date"). Quarterly dividend periods (each a "Dividend Period") shall commence on and include the first day of January, April, July and October of each year and shall end on and include the day next preceding the next following Dividend Payment Date. Dividends payable on the Series 1996 Preferred Stock for any period greater or less than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series 1996 Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend rate by four.


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                  (b) No full dividends shall be declared, paid or set apart for payment on any series of Preferred Stock or other capital stock of any series ranking, as to dividends or liquidation preference, on a parity ("Parity Stock") with the Series 1996 Preferred Stock during any calendar quarter unless full dividends on the Series 1996 Preferred Stock for the Dividend Period ending during such calendar quarter have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series 1996 Preferred Stock and any other Parity Stock, dividends upon the Series 1996 Preferred Stock and dividends on such other Parity Stock payable during such calendar quarter shall be declared pro rata so that the amount of such dividends so payable per share on the Series 1996 Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that full dividends for the then-current calendar quarter on the shares of Series 1996 Preferred Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on shares of such other Parity Stock, bear to each other. The Corporation shall not declare, pay or set apart funds for any dividend or other distribution, other than in shares of capital stock ranking junior to the Series 1996 Preferred Stock as to dividends or liquidation preference ("Junior Stock"), on any shares of Junior Stock or repurchase, redeem or otherwise acquire through a sinking fund or otherwise, or set apart funds for the repurchase, redemption or other acquisition of, any shares of Junior Stock (except by conversion into or exchange for Junior Stock), unless (i) all declared and unpaid dividends with respect to the Series 1996 Preferred Stock have been paid, or funds have been set apart for payment of such dividends and
         (ii) the Corporation has declared a cash dividend on the Series 1996 Preferred Stock at the annual dividend rate for the then-current Dividend Period and sufficient funds have been set apart for payment of such dividends. Holders of the Series 1996 Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of declared noncumulative dividends, as herein provided, on the Series 1996 Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any declared dividend payment or payments on the Series 1996 Preferred Stock which may be in arrears. As used herein, the phrase "set apart" in respect of the payment of dividends shall require deposits of any funds in a bank or trust company in a separate deposit account maintained for the benefit of the holders of the Series 1996 Preferred Stock.

         2.       REDEMPTION.

                  (a) The shares of Series 1996 Preferred Stock shall be redeemable by the Corporation, in whole, or in part, at any time and from time to time at a price of $15.00 per share, plus an amount equal to declared but unpaid dividends, if any, with respect to Dividend Periods preceding the date fixed for redemption (the "Redemption Date"), if the Corporation's Series I Class A Common Stock, $.01 par value (the "Class A Common Stock"), shall have a closing price which is at least 120% of the Conversion Price (as defined below) for any 20 out of 30 consecutive trading days ending within five days of the giving of notice of redemption as provided for below. In addition, the Series 1996 Preferred Stock shall be redeemable by the Corporation in whole or in part, at any time and from time to time on or after July 1, 1998 at the following per share prices during the twelve month period beginning July 1:

                           YEAR                               REDEMPTION PRICE
                           ----                               ----------------
                           1998                                        $16.20
                           1999                                         15.96
                           2000                                         15.72
                           2001                                         15.48
                           2002                                         15.24
                           2003 and thereafter                          15.00

         plus, in each case, an amount equal to any declared but unpaid dividends, if any, with respect to Dividend Periods preceding the Redemption Date.

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                  (b) In the event that fewer than all the outstanding shares of the Series 1996 Preferred Stock are to be redeemed as permitted by this
         Section 2, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or PRO RATA as may be determined by the Board of Directors or by such other method as may be approved by the Board of Directors that is required to conform to any rule or regulation of any stock exchange or automated quotation system upon which the shares of the Series 1996 Preferred Stock may at the time be listed.

                  (c) Notice of redemption of the Series 1996 Preferred Stock, specifying the Redemption Date, the redemption price and the place of redemption, shall be given by first class mail to each holder of record of the shares to be redeemed at his or her address of record and by publication in THE WALL STREET JOURNAL. In the case of a redemption in whole, notice will be given once, not less than 30 nor more than 60 calendar days prior to the Redemption Date. In the case of a partial redemption, the notice shall also specify the aggregate number of shares of the Series 1996 Preferred Stock to be redeemed and the aggregate number of shares of the Series 1996 Preferred Stock that shall be outstanding after such partial redemption and the mailed notice shall specify the fact that a new certificate or certificates representing any unredeemed shares shall be issued without cost to a holder. The notice of partial redemption shall be given twice: the first notice shall be given not more than 75 days nor less than 60 days prior to the Redemption Date; and the second notice shall be given at least 20 days after the first notice but not less than 30 days prior to the Redemption Date.

                  (d) Notice of redemption of shares of the Series 1996 Preferred Stock having been given as provided in Section 2(c), then unless the Corporation shall have defaulted in providing for the payment of the redemption price and all declared and unpaid dividends with respect to Dividend Periods preceding the Redemption Date, all rights of the holders thereof (except the right to receive the redemption price and all declared and unpaid dividends with respect to Dividend Periods preceding the Redemption Date) shall cease with respect to such shares and such shares shall not, after the Redemption Date, be deemed to be outstanding and shall not have the status of Preferred Stock. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (e) Any shares of Series 1996 Preferred Stock which shall at any time have been redeemed or converted shall, after such redemption or conversion, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

                  (f) Shares of the Series 1996 Preferred Stock are not subject or entitled to the benefit of a sinking fund.

         3.       CONVERSION.

                  (a) Subject to and upon compliance with the provisions of this
         Section 3, the holder of any shares of the Series 1996 Preferred Stock shall have the right, at his or her option, at any time and from time to time prior to redemption, to convert the shares into a number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of the Corporation's Series I Class A Common Stock, $.01 par value (the "Class A Common Stock"), equal to $15.00 for each share surrendered for conversion divided by the Conversion Price (as defined in Section 3(d) below).

                  (b) (i) In order to exercise the conversion privilege, the holder of each share of the Series 1996 Preferred Stock to be converted shall surrender the certificate representing such share to the Corporation's transfer agent for the Series 1996 Preferred Stock with the Notice of Election to Convert on the back of said Certificate duly completed and signed. Unless the shares issuable on conversion are to be issued in the same name as the name in which the shares of the Series 1996 Preferred Stock are registered, each share surrendered

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         for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his or her duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax. The holders of shares of the Series 1996 Preferred Stock at the close of business on a Record Date shall be entitled to receive any dividend declared payable on those shares for the corresponding Dividend Period on the applicable Dividend Payment Date, notwithstanding the conversion of the shares after the Record Date.

                           (ii) As promptly as practicable after the surrender by a holder of the certificates for shares of the Series 1996 Preferred Stock in accordance with this Section 3, the Corporation shall issue and shall deliver to the holder at the office of the transfer agent, or otherwise upon such holder's written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of those shares in accordance with the provisions of this Section 3, and any fractional interest in respect of a share of Class A Common Stock arising upon the conversion shall be settled as provided in Section 3(c) below. In case less than all of the shares of the Series 1996 Preferred Stock represented by a certificate are to be converted by a holder, upon such conversion the Corporation shall issue and deliver to the holder at the office of the transfer agent, or otherwise upon such holder's written order, a certificate or certificates for the shares of Series 1996 Preferred Stock not converted.

                           (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which all of the conditions specified in Section 3(b) hereof shall have been satisfied, and, the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented by those certificates at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which all of the conditions specified in Section 3(b) hereof shall have been satisfied. All shares of Class A Common Stock delivered upon conversion of the Series 1996 Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of the Series 1996 Preferred Stock to be converted, the shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate except the right to receive the Class A Common Stock or other securities, cash or other assets as herein provided.

                  (c) No fractional shares or securities representing fractional shares of Class A Common Stock shall be issued upon conversion of the Series 1996 Preferred Stock. Any fractional interest in a share of Class A Common Stock resulting from conversion of a share of the Series 1996 Preferred Stock shall be paid in cash (computed to the nearest cent) based on the Current Market Price (as defined in Section 3(d)(iv) below) of the Class A Common Stock on the Trading Day (as defined in
         Section 3(d)(iv) below) next preceding the day of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of whole shares of Class A Common Stock issuable upon the conversion shall be computed on the basis of the aggregate Liquidation Preference (as such term is defined in Section 6 below) of the shares of the Series 1996 Preferred Stock so surrendered.

                  (d) The "Conversion Price" per share of the Series 1996 Preferred Stock shall be $9.00, subject to adjustment from time to time as follows:

                           (i) In case the Corporation shall (1) pay a dividend or make a distribution on its Class A Common Stock in shares of its Class A Common Stock, (2) subdivide its outstanding Class A Common Stock into a greater number of shares, or (3) combine its outstanding Class A Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such event shall be proportionately adjusted so

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         that the holder of any share of the Series 1996 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation which he would have been entitled to receive had the share been converted immediately prior to the record date for such action, or, if no record date has been established in connection with such event, the effective date for such action. An adjustment made pursuant to this Section 3(d)(i) shall become effective immediately after the record date in the case of a dividend or distribution except as provided in Section 3(d)(vii) below, and shall become effective immediately after the effective date in the case of a subdivision or combination. If, as a result of an adjustment made pursuant to this Section 3(d)(i), the holder of any shares of Series 1996 Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors of the Corporation (whose determination shall be conclusive and shall be described in a resolution adopted thereto) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock. If any dividend or distribution is not paid or made, the Conversion Price then in effect shall be appropriately readjusted.

                           (ii) In case the Corporation shall issue rights or warrants to all holders of its Class A Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Class A Common Stock at a price per share less than the Current Market Price (as defined in Section 3(d)(iv) below) of the Class A Common Stock at the record date for the determination of stockholders entitled to receive the rights or warrants, the Conversion Price in effect immediately prior to such record date shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date by a fraction of which the numerator shall be the number of shares of Class A Common Stock outstanding on the record date plus the number of shares of Class A Common Stock which the aggregate offering price of the total number of shares of Class A Common Stock so offered for subscription or purchase would purchase at the Current Market Price at that record date, and of which the denominator shall be the number of shares of Class A Common Stock outstanding on the record date plus the number of additional shares of Class A Common Stock for subscription or purchase. The adjustment provided for in this Section 3(d)(ii) shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately, except as provided in Section 3(d)(vii) below, after such record date. In determining whether any rights or warrants entitle the holder of the Class A Common Stock to subscribe for or purchase shares of Class A Common Stock at less than the Current Market Price, and in determining the aggregate offering price of the shares of Class A Common Stock so offered, there shall be taken into account any consideration received by the Corporation for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board (whose determination, if made in good faith, shall be conclusive). If any or all of such rights or warrants are not so issued or expire or terminate without having been exercised, the Conversion Price then in effect shall be appropriately readjusted.

                           (iii) In case the Corporation shall distribute to all holders of its Class A Common Stock any shares of capital stock of the Corporation (other than Class A Common Stock) or evidences of indebtedness or assets (excluding cash dividends or distributions paid from retained earnings of the Corporation) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in Section 3(d)(ii) above), then, in each such case, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of the distribution by a fraction, the numerator of which shall be the Current Market Price of the Class A Common Stock on the record date mentioned below less the then fair market value (as determined by the Board, whose determination, if made in good faith, shall be conclusive) of that portion of the capital stock or assets or evidences of indebtedness so distributed, or of the rights or warrants so distributed, applicable to one share of Class A Common Stock, and the denominator of which shall be the Current Market Price of the Class A Common Stock on the record date. Such adjustment shall become effective immediately, except as provided in Section 3(d)(vii) below, after the record date for the determination of stockholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights or warrants expire or terminate without having been exercised, the Conversion Price then in effect shall be appropriately readjusted.


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                           (iv) For the purpose of any computation under this
         Section 3, the "Current Market Price" of the Class A Common Stock at any date shall be the average of the last reported sale prices per share for the 30 consecutive Trading Days (as defined below) commencing 35 Trading Days before date of such computation. The last reported sale price for each day shall be (1) the last reported sale price of the Class A Common Stock on the Nasdaq National Market, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (2) if not quoted as described in clause (1), the closing bid notation for the Class A Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Class A Common Stock on at least five of the ten preceding days, or (3) if the Class A Common Stock is listed or admitted for trading on any national securities exchange, the last sale price, or the closing bid price if no sale occurred, of the Class A Common Stock on the principal securities exchange on which the Class A Common Stock is listed. If the Class A Common Stock is quoted on a national securities or central market system, in lieu of a market or quotation system described above, the last reported sale price shall be determined in the manner set forth in clause (2) of the preceding sentence if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in clause (3) of the preceding sentence if actual transactions are reported. If none of the conditions set forth above is met, the last reported sale price of the Class A Common Stock on any day or the average of such last reported sale prices for any period shall be the fair market value of such class of stock as determined by a member firm of the New York Stock Exchange, Inc. selected by the Corporation. As used herein the term "Trading Days" means (1) if the Class A Common Stock is quoted on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system, or (2) if not quoted as described in clause (1), days on which quotations are reported by the National Quotation Bureau, Incorporated, or (3) if the Class A Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business.

                           (v) No adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least one percent in the Conversion Price; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 3(d)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3(d) shall be made to the nearest cent or the nearest one hundredth of a share, as the case may be.

                           (vi) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly file with its transfer agent and with the principal securities exchange, if any, on which the Series 1996 Preferred Stock is traded or, if traded over-the-counter, with the Nasdaq National Market System an officers' certificate setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment. Promptly after delivery of the certificate, the Corporation shall prepare a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price, the number of additional shares of Class A Common Stock issuable upon conversion and the type and amount, if any, of other property which would be received upon conversion of the Series 1996 Preferred Stock, the facts upon which the adjustment is based and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the Conversion Price to the holders of the Series 1996 Preferred Stock at their addresses as shown on the stock books of the Corporation.

                           (vii) In any case in which this Section 3(d) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of the event (1) issuing to the holder of any share of the Series 1996 Preferred Stock converted after the record date and before the occurrence of the event, the additional shares of Class A Common Stock issuable upon the conversion by reason of the adjustment required by the event over and above the Class A Common Stock issuable upon such conversion before giving effect to the adjustment and (2) paying to the holder any amount in cash in lieu of any fractional share pursuant to
         Section 3(c) above.


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                  (e) (i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights and all liens and charges with respect to the issue or delivery thereof, out of the aggregate of its authorized but unissued shares of Class A Common Stock or its issued shares of Class A Common Stock held by its treasury, or both, for the purpose of effective conversions of the Series 1996 Preferred Stock the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of the Series 1996 Preferred Stock not theretofore converted. For purposes of this
         Section 3(e), the number of shares of Class A Common Stock which shall be deliverable upon the conversion of all outstanding shares of the Series 1996 Preferred Stock shall be computed as if at the time of computation all of the outstanding shares were held by a single holder.

                           (ii) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Class A Common Stock deliverable upon conversion of the Series 1996 Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at the adjusted Conversion Price.

                  (f) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock or other securities on conversion of the Series 1996 Preferred Stock pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock or other securities in a name other than that of the holder of the Series 1996 Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

                  (g) In case of any reclassification or similar change of outstanding shares of Class A Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Class A Common Stock or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of shares of the Series 1996 Preferred Stock then outstanding shall have the right thereafter to convert the shares of the Series 1996 Preferred Stock held by the holder into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer if the holder had held the Class A Common Stock issuable upon the conversion of the shares of the Series 1996 Preferred Stock immediately prior to the reclassification, change, consolidation, merger, sale or transfer and had such holder elected to receive the consideration in the form and manner elected by the plurality of the persons entitled to vote thereon. These provisions shall apply to successive reclassifications, changes, consolidations, mergers, sales or conveyances.

         4. PREEMPTIVE RIGHTS. Shares of the Series 1996 Preferred Stock are not entitled to any preemptive rights to acquire any unissued shares of any capital stock of the Corporation, now or hereafter authorized, or any other securities of the Corporation, whether or not convertible into shares of capital stock of the Corporation or carrying a right to subscribe to or acquire any such shares of capital stock. To the extent preemptive rights are granted by the Corporation to the Parity Stock, the Junior Stock or the Class A Common Stock, the Series 1996 Preferred Stock shall be entitled to similar rights.

         5. VOTING. Except as required by law, the shares of the Series 1996 Preferred Stock shall not have any voting powers, either general or special, except as follows:

                  (a) Unless the vote or consent of the holders of a greater number of shares is required by law, the approval of the holders of at least 66-2/3% of all of the shares of the Series 1996 Preferred Stock at the time outstanding given in person or by proxy, either in writing or by a vote at a meeting called for that

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         purpose, on which matter the holders of shares of the Series 1996
         Preferred Stock shall vote together as a separate class, shall be necessary to (i) authorize, effect or validate any amendment, alteration or repeal of or otherwise change any of the provisions of the Articles of Incorporation of the Corporation or of any certificate, amendatory or supplemental thereto, which amendment, alteration or repeal would, if effected, materially and adversely affect the powers, preferences, rights or privileges of the Series 1996 Preferred Stock or
         (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any equity securities of the Corporation, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of the Corporation, ranking senior to the Series 1996 Preferred Stock either as to payment of dividends or rights upon liquidation, winding-up or dissolution of the Corporation.

                  (b) Notwithstanding anything to the contrary set forth herein, the creation or issuance of Parity Stock or Junior Stock with respect to the payment of dividends or distribution of assets upon liquidation or an amendment that increases the number of authorized shares of Series 1996 Preferred Stock or increases the number of authorized shares of a series of Preferred Stock constituting Junior Stock or Parity Stock shall not be considered to be a material and adverse change to the terms of the Series 1996 Preferred Stock and shall not require a vote or the consent of the holders of the Series 1996 Preferred Stock pursuant to Section 5(a) above. Amendments considered to be an adverse change requiring a vote of the holders of Series 1996 Preferred Stock pursuant to Section 5(a) above shall include, but not be limited to, those: which reduce the dividend rate on the Series 1996 Preferred Stock, cancel declared and unpaid dividends or change the relative seniority rights of the holders of the Series 1996 Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation; which reduce the amount payable to the holders of Series 1996 Preferred Stock upon liquidation or change the relative seniority of the liquidation preferences of the holders of the Series 1996 Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation; or which cancel or modify the conversion rights of the Series 1996 Preferred Stock.

                  (c) The holders of Series 1996 Preferred Stock, if any Series 1996 Preferred Stock shall be outstanding, shall be entitled to vote with the holders of the shares of Class A Common Stock, and not as a separate class, to the same extent as the holders of the shares of Class A Common Stock on any consolidation, merger, sale of all or substantially all of the assets of the Corporation, reclassification, capital reorganization or liquidation; PROVIDED that each share of Series 1996 Preferred Stock shall be entitled to the same number of votes that the holder would have had if such holder had converted his shares of Series 1996 Preferred Stock into shares of Class A Common Stock as of the record date for such meeting or solicitation of consents in lieu of a meeting.

         6.       LIQUIDATION RIGHTS.

                  (a) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of the Series 1996 Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders under applicable law, before any payment or distribution of assets shall be made on the Class A Common Stock or on any other class or series of capital stock of the Corporation ranking junior to the Series 1996 Preferred Stock upon liquidation and subject to the rights of the holders of any class or series of stock having preference with respect to distributions upon liquidation (created pursuant to Section 5(a) above) and the Corporation's general creditors, the amount of $15.00 per share (the "Liquidation Preference"), plus an amount equal to all dividends declared and unpaid, without interest. The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a dissolution, liquidation or winding up of the Corporation for the purposes of this Section 6, nor shall the merger or consolidation of the Corporation into or with any other corporation or association or the merger or consolidation of any other corporation or association into or with the Corporation, be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this Section 6; PROVIDED, HOWEVER, that if the aggregate amount of cash that may be received in exchange for or upon conversion of the Series 1996 Preferred Stock in connection with a cash merger or other cash transaction would be less than the aggregate liquidation preference of the

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         Series 1996 Preferred Stock, then the holders of the Series 1996
         Preferred Stock shall be entitled to the Liquidation Preference in place of the aggregate amount of cash that may be received in exchange for or upon conversion of the Series 1996 Preferred Stock in connection with the cash merger or other cash transaction; and PROVIDED FURTHER, that such cash merger or transaction shall not be considered a liquidation, dissolution or winding up of the Corporation subject otherwise to this Section 6(a).

                  (b) After the payment in cash (in New York Clearing House funds or its equivalent) to the holders of the shares of the Series 1996 Preferred Stock of the full preferential amounts for the shares of the Series 1996 Preferred Stock, as set forth in Section 6(a) above, the holders of the Series 1996 Preferred Stock as such shall have no further right or claim to any of the remaining assets of the Corporation.

                  (c) In the event the assets of the Corporation available for distribution to the holders of shares of the Series 1996 Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a) above, no distribution shall be made on account of any shares of any other series of Preferred Stock or any other class of capital stock of the Corporation ranking on a parity with the shares of the Series 1996 Preferred Stock upon such liquidation, dissolution or winding up unless proportionate amounts shall be paid on account of the shares of the Series 1996 Preferred Stock, ratably, in proportion to the full amounts to which holders of all such shares which are on a parity with the shares of the Series 1996 Preferred Stock are respectively entitled upon such dissolution, liquidation or winding up.

                  (d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within 10 days after the date the Board of Directors approves such action, at least 20 days prior to any shareholders' meeting called to approve such action or within 20 days after the commencement of any involuntary proceeding, whichever is earliest, give each holder of the Series 1996 Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of the proposed action. The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution or winding up of the Corporation before the expiration of 30 days after the mailing of such written notice; PROVIDED, that any such 30 day period may be shortened upon the written consent of the holders of all of the outstanding shares of the Series 1996 Preferred Stock.

                  (e) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation that will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of the Series 1996 Preferred Stock and the holders of Class A Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of the Series 1996 Preferred Stock of the appraiser's valuation.

         7. RANK. The Series 1996 Preferred Stock shall rank, with respect to classes and series of capital stock of the Corporation outstanding as of the date of the filingof this resolution with the Florida Department of State, on a parity with the 8% Noncumulative Convertible Preferred Stock, Series 1993 and the 9% Noncumulative Perpetual Preferred Stock and senior to the Class A Common Stock, the Class B Common Stock, the Noncumulative Convertible Preferred Stock, Series B, the Noncumulative Convertible Preferred Stock, Series C and the Noncumulative Convertible Preferred Stock, Series C-II of the Corporation as to payment of dividends and rights upon liquidation, dissolution or winding up of the Corporation. Unless the Corporation shall have obtained the consent of the holders as provided in Section 5 above, the Corporation shall not issue any other series of Preferred Stock ranking senior to the Series 1996 Preferred Stock as to the payment of dividends or rights upon liquidation, dissolution or winding up of the Corporation or any other series of any equity securities ranking senior to the Series 1996 Preferred Stock as to the payment of dividends or rights upon liquidation, dissolution or winding up of the Corporation. The Corporation may issue shares of Preferred Stock or other capital stock ranking junior to or on a parity with the Series 1996 Preferred Stock as to the payment of dividends or rights upon liquidation, dissolution or winding up of the Corporation. For purposes of this statement of designation, any capital stock of any series or class of the Corporation shall be deemed to rank:

                  (a) senior to the shares of the Series 1996 Preferred Stock, as to dividends or upon liquidation, if the holders of such series or class shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of the shares of the Series 1996 Preferred Stock;

                  (b) on a parity with shares of the Series 1996 Preferred Stock, as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Series 1996 Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preferences or priority, one over the other, as between the holders of such stock and the holders of shares of the Series 1996 Preferred Stock; and

                  (c) junior to shares of the Series 1996 Preferred Stock, as to dividends or upon liquidation, if the holders of shares of the Series 1996 Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such series or class.

         8.       NOTICE OF CERTAIN EVENTS.  If:

                  (a) the Corporation shall declare a dividend (other than a cash dividend) or distribution on its Class A Common Stock or any Junior Stock; or

                  (b) the Corporation shall authorize the issuance to the holders of the Class A Common Stock or any Junior Stock of rights or warrants to subscribe for or purchase any shares of Class A Common Stock or of any other subscription rights or warrants; or

                  (c) there shall be any reclassification of the Class A Common Stock or any consolidation or merger, to which the Corporation is a party, or any sale or transfer of all or substantially all the assets of the Corporation; or

                  (d) there shall be a voluntary or an involuntary dissolution, liquidation or winding up of the Corporation; or

                  (e) there shall be a redemption of the Series 1996 Preferred Stock, in whole or in part, pursuant to Section 2 above;

         then the Corporation shall cause to be filed with the transfer agent, if any, and shall cause to be mailed to the holders of shares of the Series 1996 Preferred Stock at their addresses as shown on the stock books of the Corporation, except as otherwise provided in Section 2(c) above or Section 6(d) above, at least 10 days prior to the applicable date hereinafter specified, a notice stating (1) the date on which a record is to be taken for the purpose of the dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to the dividend, distribution or rights or warrants are to be determined,
         (2) the date on which the reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for cash, securities or other property deliverable upon the reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up or (iii) the Redemption Date and redemption price pursuant to

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


         Section 2 above. Failure to give any such notice or any defect in the notice shall not affect the legality or validity of the proceedings described in this Section 8.

         9. REPORTS AND NOTICES. So long as any shares of the Series 1996 Preferred Stock shall be outstanding, the Corporation shall provide to the holder or holders of such shares copies of all annual, quarterly and other reports of the Corporation and copies of all stockholder notices of the Corporation when and as furnished to the holders of the Class A Common Stock.



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